FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-03

Sent: Wednesday, March 23, 2022 1:53 PM

Subject: *** NEW ISSUE CMBS: BBCMS 2022-C15 *** PUBLIC PRICE DETAILS

NEW ISSUE CMBS: BBCMS 2022-C15

$879,969,000 NEW ISSUE CMBS ****PUBLIC OFFERING PRICING DETAIL****

JOINT LEADS: Barclays, BMO, Société Générale, KeyBanc

CO-MANAGERS: Drexel Hamilton, Bancroft Capital

RATING AGENCIES: S&P, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATINGS (S/F/K)	AVAIL. SIZE($MM)	C/E	WAL	CPN*	PRICE	SPRD YIELD(%)	(P+)	~J+
A-1	AAA/AAA/AAA	12.900	30.000%	2.71	2.890	99.9980	2.86414	P+70	J+58
A-2	AAA/AAA/AAA	75.600	30.000%	4.67	3.610	101.9971	3.13812	P+97	J+77
A-3	AAA/AAA/AAA	87.800	30.000%	6.82	3.752	101.9989	3.42315	P+127	J+103
A-4	AAA/AAA/AAA	125.000	30.000%	9.65	3.524	100.9999	3.40975	P+125	J+105
A-5	AAA/AAA/AAA	372.300	30.000%	9.80	3.662	101.9926	3.42967	P+127	J+107
A-SB	AAA/AAA/AAA	23.405	30.000%	7.25	3.684	101.9957	3.37358	P+122	J+98
A-S	AA+/AAA/AAA	94.593	20.500%	9.92	3.752	100.6878	3.67961	P+152	J+132
B	AA-/AA-/AA	46.053	15.875%	9.92	3.752	99.6251	3.80960	P+165	J+145
C	NR/A-/A	42.318	11.625%	9.92	3.93148	97.6575	4.25960	P+210	J+190

* A1 thru B: Fixed or Fixed w/ WAC cap. C: WAC, initial cpn shown - Settlement: April 13, 2022

*TRANSACTION SUMMARY*
POOL BALANCE:	$1,031,301,773
NUMBER OF LOANS:	49
NUMBER OF PROPERTIES:	154
WA CUT-OFF LTV:	51.9%
WA MATURITY LTV:	49.6%
WA U/W NCF DSCR:	2.63x
WA U/W NOI DY:	10.8%
WA MORTGAGE RATE:	3.85034%
TOP 10 LOANS %:	51.6%
WA REM TERM MATURITY:	110 MONTHS

LOAN SELLERS:	BARCLAYS: 40.5%
KeyBank:	21.6%
BMO:	18.7%
SMC:	7.5%
SGFC:	6.6%
BMO/SMC:	5.1%

TOP 5 PROPERTY TYPES:	Office: 40.7%
Self Storage:	17.4%
Multifamily:	11.6%
Retail:	10.2%
Industrial:	9.1%

TOP 5 STATES:	NY: 16.4%
CA:	14.8%
NV:	7.1%
WA:	6.8%
DE:	5.8%

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities And Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (Edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. By calling 1-888-603-5847.

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